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                                                                 Exhibit 99.D(3)

                                   MERGER OF
                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.
                                 WITH AND INTO
                         A WHOLLY OWNED SUBSIDIARY OF
                        ALLMERICA FINANCIAL CORPORATION



                                                                   July __, 1997

To:  Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees

     Upon consummation of the merger (the "Merger") of Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C") with and into APY Acquisition, Inc., a wholly owned subsidiary of Allmerica Financial Corporation ("AFC"), as more fully described in the Merger Agreement (as defined below, each share of Allmerica P&C Common Stock, par value $1.00 per share ("Allmerica P&C Common Stock" or "Shares") was converted into the right to receive the "Standard Consideration" consisting of (i) 0.4 of a share of the Common Stock, $.01 par value per share, of AFC ("AFC Common Stock") and (ii) $_____ in cash, without interest. Alternatively, a holder of Allmerica P&C Common Stock may elect to receive either (a) the "Stock Consideration" consisting of __________ of a share of AFC Common Stock or (b) the "Cash Consideration" consisting of $_______ in cash, without interest, subject in each case to proration in the event that the election made by such holder is oversubscribed. Such elections are subject to
(i) the terms, conditions and limitations set forth in the Information Statement/Prospectus, dated June __, 1997 relating to the Merger (the "Information Statement/Prospectus"), (ii) the terms, conditions and limitations set forth in the Agreement and Plan of Merger, dated as of February 19, 1997 (the "Merger Agreement"), attached as Annex A-1 to the Information Statement/Prospectus and (iii) the instructions set forth in the Form of Election/Letter of Transmittal enclosed herewith.

     Record holders ("Holders") of Shares are entitled to elect to receive Standard Consideration, Cash Consideration or Stock Consideration in the Merger by completing the enclosed Form of Election/Letter of Transmittal. Only record Holders of Shares (or persons authorized by such Holders) can execute the Form of Election/Letter of Transmittal and thus make an election as described in the enclosed materials.

     None of AFC, Allmerica P&C or their respective Board of Directors makes any recommendation as to whether holders of Allmerica P&C Common Stock should make an election for Standard Consideration, Stock Consideration or Cash Consideration. Each stockholder must make his or her own decision with respect to any such election.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. The Form of Election/Letter of Transmittal pursuant to which a registered Holder may elect to receive the Standard Consideration, Cash Consideration or the Stock Consideration in the Merger;
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     2.   A letter that may be sent to your clients for whose account you hold
Shares registered in your name or in the name of your nominees, with space provided for obtaining clients' instructions with respect to the Form of Election/Letter of Transmittal;

     3. A Notice of Guaranteed Delivery to be used if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit certificates for Shares covered by the Form of Election/Letter of Transmittal to reach First Chicago Trust Company of New York, the Exchange Agent, by the current election deadline, 5:00 p.m., Boston, Massachusetts time, on ______ __, 1997 (the "Election Deadline"); and

     4.   A return envelope addressed to the Exchange Agent.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE, THE DEADLINE FOR RECEIPT OF FORMS OF ELECTION/LETTERS OF TRANSMITTAL BY THE EXCHANGE AGENT IS 5:00 P.M., BOSTON, MASSACHUSETTS TIME, ON ______ __, 1997.

     Failure of a registered holder of Allmerica P&C Common Stock to complete properly and to return the Form of Election/Letter of Transmittal together with his or her Share certificates, or with an appropriate guarantee of delivery of Share certificates, to First Chicago Trust Company of New York (the "Exchange Agent") by the Election Deadline, or a registered holder of Shares who cannot complete the procedure for delivery by book-entry transfer on a timely basis, and who fails to comply with the election procedures described in the Information Statement/Prospectus and the Form of Election/Letter of Transmittal (including the instructions thereto) will cause such holder's Shares to be converted in the manner described in the Merger Agreement and Information Statement/Prospectus.

     Registered holders of Shares whose Share certificates are not immediately available and who cannot deliver their Share certificates and all other required documents to the Exchange Agent prior to the Election Deadline or who cannot complete the procedure for delivery by book-entry transfer on a timely basis may deliver their Shares pursuant to the guaranteed delivery procedures described in Instruction A2 to the Form of Election/Letter of Transmittal.

     Neither Allmerica P&C nor AFC will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Information Statement/Prospectus) in connection with delivery of share certificates pursuant to the Merger. However, Allmerica P&C will reimburse you for reasonable customary expenses incurred in connection with the mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

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     Requests for assistance or additional copies of the Information
Statement/Prospectus, the Form of Election/Letter of Transmittal or any of the enclosed materials may be directed to the Information Agent, Corporate Investor Communications, Inc., at (800) 932-8478.


                                    Very truly yours,



                                    ALLMERICA  FINANCIAL CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF AFC, ALLMERICA P&C, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE MERGER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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